UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2015

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5355 Town Center Road, Suite 701 Boca Raton, Florida		33486
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, on November 10, 2014 (the “Initial Closing Date”), Imperial Holdings, Inc. (“the Company”) issued $25 million in aggregate principal amount of senior secured notes pursuant to an indenture with certain of its subsidiaries as guarantors and Wilmington Trust Company, as indenture trustee. On January 21, 2015, the Company issued an additional $25 million in aggregate principal amount of senior secured notes (the “Additional Secured Notes”) at 96% of their face amount and sold the Additional Secured Notes pursuant to the note purchase agreement dated November 10, 2014 (the “Note Purchase Agreement”) to an affiliate of Indaba Capital Management, L.P. (the “Purchaser”) in a private transaction pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. Estimated fees and expenses payable by the Company in connection with the closing of the issuance of the Additional Secured Notes were $275,000.

Interest on the Additional Secured Notes and all notes issued under the Indenture (together, the “Secured Notes”) accrues at 12.875% per annum and all Secured Notes will mature on November 10, 2017 (the “Initial Maturity”) although the Company may elect to extend the maturity date by an additional 12 months (the “Extended Term”) and, if elected, interest on the Secured Notes will accrue at 14.5% during the Extended Term. The Secured Notes may not be optionally redeemed by Imperial for one year from the Initial Closing Date. Between the first and second anniversary of the Initial Closing Date, Imperial may optionally redeem the Secured Notes at 106% of the principal amount redeemed and thereafter at 104%, in each case, plus accrued and unpaid interest on the Secured Notes to the date of redemption. If the Company does not elect the Extended Term, Secured Notes may be optionally redeemed within 60 days of the Initial Maturity at par plus accrued and unpaid interest up to the Initial Maturity. The Secured Notes are subject to mandatory prepayment provisions upon the issuance of additional debt and asset sales. In addition to usual and customary affirmative and negative covenants restricting additional debt, creation of liens, transactions with affiliates, and restrictions on certain payments and investments, the indenture governing the Secured Notes requires the Company to maintain a net worth of no less than $100 million and cash and cash equivalents of at least $20 million.

The foregoing summary does not purport to be complete and is qualified in its entirety by the Indenture and the Note Purchase Agreement, which were filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2014 and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

As a condition precedent under the Purchase Agreement to the issuance of the Additional Secured Notes, the Company was required to deploy at least $25 million in life settlement investments following the Initial Closing Date. As a matter of course, the Company does not provide financial information except as of the close of its fiscal year or quarter in connection with its periodic reporting obligations. However, in the context of the events described in this Current Report on Form 8-K, the Company’s management has furnished the following updates:

•	giving effect to the issuance of the Additional Secured Notes and related transaction fees and costs, management estimates that the Company has cash and cash equivalents on January 21, 2015 of approximately $54.0 million; and

•	from the beginning of the third quarter of 2014 until January 21, 2015, the Company deployed an aggregate of $37.8 million to purchase life settlements with an aggregate death benefit to the Company of $141.8 million.

The foregoing estimates represent the most current information available to the Company’s management and, as these are an intra and inter-period estimates, will not be reflected in the Company’s normal financial closing and financial statement preparation process. As a result, the Company’s cash and cash equivalents, policy acquisitions and aggregate death benefit at the end of 2014 and for the first quarter of 2015 will be different from the estimates furnished above and those differences could be material. Additionally, the Company’s independent registered public accountants have not compiled, examined or performed any procedures with respect to the foregoing estimates, nor have they expressed any opinion or any other form of assurance on such information, and assume no responsibility for the foregoing estimates.

On January 22, 2015, the Company issued a press release announcing transactions described in this Current Report on Form 8-K. A Copy of the press release is furnished as Exhibits 99.1 herewith.

The information under Item 7.01 and in Exhibit 99.1 in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities thereof, nor shall it be deemed to be incorporated by reference in any filing under the Exchange Act or under the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release issued January 22, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 22, 2015

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/ Michael Altschuler
Michael Altschuler
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued January 22, 2015.